Exhibit 10.36

Separation Agreement and General Release

1.    Agreement. This Separation Agreement and General Release (“Agreement”) is entered into by and between Iomega International, S.A., a Swiss company with its registered office at 12 Avenue des Morgines, 1213 Petit Lancy, Switzerland on behalf of itself and each of its subsidiaries (“Iomega” or the “Company”), and Ulrike Tegtmeier, Managing Director (“Employee”) for the purpose of amicably concluding their employment relationship. By entering into this Agreement neither party admits any deficiency, wrongdoing or liability, expressly or by implication. In particular Iomega does not admit to owing any further salary payments to Employee as of July 1, 2006.

Employee and Iomega hereby agree as follows:

2.          Termination. Employee’s last regular working day at Iomega and the effective date of Employee’s termination of employment with Iomega will be June 30, 2006 (the “Termination Date”). As of the Termination Date, all payments and benefits which Employee is or would be entitled to receive in connection with her employment at Iomega (other than amounts then accrued and owing) shall cease at that time. Employee shall receive on June 30, 2006, payment in lieu of vacation accrued to the end of her employment period.

3.          Bonuses and Expenses. No unearned bonuses or other incentive compensation will be due to Employee. Employee shall prepare any expense reports for open expenses for the current year in relation with un-reimbursed travel and business expenses to which Employee is entitled to reimbursement which have or will occur until the end of her contractual duties set for the Termination Date and shall submit such expense reports with full back-up material to the Company not later than July 14, 2006. The Company will reimburse Employee such expenses in accordance with standard Iomega policy. All amounts paid to Employee hereunder will be net of all required and authorized payroll deductions. If any expenses are necessary in order for Employee to provide the assistance referred to in subsection (b) above, Iomega will reimburse any and all reasonable, pre-approved expenses such as necessary travel expenses, overnight mail charges, etc. Iomega does not desire or expect Employee to suffer any personal out-of-pocket costs for helping Iomega with resolution of pending litigation or issues.

4.          Stock Options. Employee acknowledges and agrees that under the terms of the outstanding stock option agreements between Employee and Iomega, the vesting of any options to purchase Company stock granted to Employee will cease as of the Termination Date, and Employee has a period of three months following the Termination Date within which to exercise any vested options. Any options not exercised within said three-month period shall expire and thereafter not be exercisable.

5.	Outplacement Services.

Employee shall receive personalized outplacement services with Performance Development Partners SA (“PDP”) in Geneva, Switzerland for a period of six (6) months.

6.	Job Duties and Objectives.

(a)        During the period from the date of this Agreement through May 2006, Employee shall continue to work on a full-time basis; in June 2006, she shall work on a half-time basis with PTO to accrue at half the normal rate of accrual during the month of June; she shall assist as needed with transitioning in new leadership for Iomega’s personnel and activities in Europe/Middle East/Asia/Africa, including being available during business hours to handle tasks consistent with current duties or to answer questions, review documents or files, introduce contacts, and offer advice to employees continuing on beyond June 30th.

7.          Benefit Participation. Except as may be expressly provided in Section 2 above, Employee will be entitled to participate through the Termination Date in all employee benefit programs and policies generally available to Iomega International S.A. employees and in which Employee is eligible to participate, including stock option vesting, health insurance, and Iomega’s pension plan, as allowed by law. Employee will receive payment for all of her outstanding accrued vacation days promptly following the Termination Date; no more vacation days or paid time off will accrue to Employee after the Termination Date. Employee will be reimbursed for actual costs of tax preparation for the 2005 tax year, up to $1,000 (USD); no other reimbursement for tax preparation services or financial advice shall be due to Employee. Employee’s right to reimbursement for an annual health examination shall expire on June 30, 2006.

8.          Company Car. Employee will purchase the company car for CHF 15.000 “as seen” (hence, “as is, with all faults”). The amount will be deducted from the last payment made to employee on June 30, 2006. Iomega shall have no ongoing liability or duties to Employee in connection with the car, and Employee shall be liable for any and all charges, costs, registrations, title changes, and other expenses associated with her purchase of the car or future ownership thereof.

9.          Company Equipment. Employee shall return her badge, laptop computer, the Company credit card, keys and any other Company equipment in her possession upon her release from work if it occurs before the Termination Date or on the Termination Date. If Employee is released from work before the Termination Date, Employee shall be entitled to keep the Company’s mobile phone number through the Termination Date. Employee shall carry all expenses related to the use of the Company’s mobile phone number from her release from work to the Termination Date. Such expenses shall be deducted from Employee’s monthly salary via payroll by the Company, except for the expenses submitted in June 2006, which may be deducted from Employee’s salary if practice or paid directly by the Employee and submitted for later reimbursement if necessary.

If Employee desires to purchase her laptop or cellular telephone from Iomega, she may contact Thomas Fankhauser for general cost information and may coordinate final approval of the cost and purchase of such items in writing with either Sheree Lupton (lupton@iomega.com) or Thomas Kampfer (kampfer@iomega.com).

10.	Reference. The Company shall issue a detailed reference certificate to Employee.

11.        Release of All Claims. Employee acknowledges that the payments and benefits described in this Agreement exceed amounts to which Employee would be entitled by law. In consideration for entering into this Agreement and for the payments and other promises by Iomega stated herein, Employee for herself and on behalf of Employee's heirs, agents, successors, assigns and all affiliated persons, both past and present, waives all claims against and releases, waives, acquits and forever discharges Iomega and its officers, directors, shareholders, agents, employees, representatives, and all parent, subsidiary and affiliated companies, together with their employees, officers, directors and shareholders, and all of Iomega's predecessors and successors ("Released Parties"), from any and all liabilities, claims, actions, causes of action, injuries, wages and compensation and/or damages of any kind and character, including, without limitation, all claims by Employee for wages, salary, bonuses, commissions, vacation pay, notice, consultation or separation pay, reimbursement for expenses, attorneys’ fees and costs, and from all claims based upon matters relating in any way to Employee's employment, conditions of employment and/or termination of employment with Iomega, whether known or unknown, suspected or unsuspected, up to and including the date on which Employee signs this Agreement. This waiver and release includes but is not limited to a release of all wrongful termination claims, all claims under any applicable discrimination laws.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as a waiver or release of rights to enforce the provisions of this Agreement.

THIS MEANS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE WILL HAVE WAIVED ANY RIGHT TO BRING A LAWSUIT AGAINST IOMEGA BASED ON ANY ACTIONS TAKEN UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT, AND WILL HAVE RELEASED IOMEGA FROM ANY AND ALL CLAIMS OF ANY NATURE RELATING TO EMPLOYEE’S EMPLOYMENT, ARISING UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT.

The parties acknowledge that this is a full and final release, and that Employee intends and expressly agrees that it shall be effective as a bar to each and every claim, demand and cause of action the employee has against Iomega as of the date of this Agreement.

12.        No Admission of Fault. It is expressly understood and agreed by Employee that the payments and considerations made by Iomega are in full accord and satisfaction and are not admissions of any liability, which admissions are expressly denied, and that there is no understanding or agreement between the parties to the Agreement for any future consideration or payment whatsoever, except as provided by this Agreement.

13.        No Filing or Maintaining Suits or Claims. Employee has not filed any claim or suit against Iomega or the Released Parties, in any court or with any governmental agency or tribunal. At no time after the execution of this Agreement will Employee file or maintain, or cause or knowingly permit the filing or maintenance in any court, or before any administrative agency, or any tribunal, any charge, claim or action of any kind, nature or character against the other arising out of the matters released in Section 11 above, except for an action to enforce the provisions of this Agreement. Employee further agrees not to initiate, assist, support, join, participate in, encourage, or actively cooperate in the pursuit of any employment-related legal claims against Iomega, its subsidiaries, affiliates and related entities, or their respective officers, directors, employees or agents, whether the claims are brought on Employee’s own behalf or on behalf of any other person or entity. Nothing in this Section 13 will preclude Employee or Iomega from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

14.        Return of Documents. Employee shall return to Iomega by the Termination Date all documents, records and materials, relating to Iomega’s business, whether stored electronically or in written or printed form, or otherwise, including but not limited to records, notes, memoranda, computer storage media, drawings, reports, files, software materials, notebooks, rolodex files, telephone lists, computer or data processing disks and tapes, marketing plans, financial plans and studies, customer lists, names of business contacts, policies and procedures, and any materials prepared, compiled or acquired by Employee relating to any aspect of Iomega or its business, products, plans or proposals and all copies thereof, in Employee’s possession, custody or control, whether prepared by Employee or others. Employee also agrees to participate in an exit interview upon the termination of Employee’s employment with Iomega.

15.	Non-Disclosure.

(a)         Employee acknowledges her obligations, both during and after the term of Employee’s employment with Iomega, arising from this Agreement and a non-disclosure agreement previously entered into between Employee and Iomega in February 1998. Any breach of Employee’s non-disclosure obligations to Iomega shall, in addition to causing breach of contract liability, in addition to all other remedies available to Iomega, result in the immediate release of Iomega from any obligations it would otherwise have to provide further payments or benefits under this Agreement (unless such breach is reasonably curable by Employee, in which case Iomega shall provide 30 days’ notice and an opportunity to cure the breach before Iomega’s obligations hereunder would be released). Employee expressly acknowledges that Iomega is prepared to vigorously enforce these promises, and that violation of this provision could result in the assessment of damages and other legal remedies against Employee and any of Employee’s subsequent employers. Any breach by Employee of this provision shall result in the immediate release of Iomega from any obligations it may have to provide further payments, option vesting or benefits under this Agreement, or any agreement referenced herein, except as may be required by applicable law. Employee further agrees that during the twelve months following the Termination Date, Employee shall not (herself, or through encouraging others) solicit or hire any employee of Iomega International S.A. or any affiliated company of Iomega, directly or indirectly, for any position, part time or full time, working for any company other than Iomega. Further, Employee agrees that during the twelve months following the Termination Date, Employee shall not directly or indirectly perform services for any of the following entities (including their subsidiaries and affiliates), all of which compete with Iomega: LaCie; Seagate; Maxtor; Western Digital; Freecom Technologies; SimpleTech; Teac; Packard Bell; Melco/Buffalo Technology.

(b) Subject to Employee completing her job duties to the satisfaction of Iomega through June 30, 2006, her duties of confidentiality, her undertakings mentioned in the previous paragraph and subject to Employee continuing to provide consulting support after her Termination Date as reasonably requested by Iomega in connection with legal and litigation matters affecting the Company, Employee shall receive four special indemnities to be paid without any deductions to her German bank account (details to be provided to Iomega’s General Counsel or Controller by email following execution of this Agreement. An indemnity of CHF 114,000,- shall be paid on July 14, 2006, an indemnity of CHF 57,000,- on September 15, 2006, an indemnity of CHF 57,000,- on December 15, 2006, and an indemnity of CHF 57,000,- on March 15, 2007. Such four indemnities are being paid for the purpose of ensuring Employee's continued compliance with her undertakings stated above. In the event Employee breaches such undertakings or her Agreement for Use of Corporate Information dated February 6, 1998, at any time prior to March 15, 2007, Iomega’s duty to pay any of the four special indemnities shall immediately end and all special indemnities already paid to date shall be returned by Employee to Iomega.

16.        Remedies: No Implied Waivers. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation. If the dispute has not been resolved by negotiation within 30 days, the parties shall endeavor to resolve it by mediation. The reference in this Agreement to particular breaches resulting in an immediate release of Iomega from certain of its obligations shall not mean that other material breaches would not also create a right on the part of Iomega to discontinue all payments and benefits under this Agreement or to be relieved of other obligations. No delay or omission by either party in exercising any right under this Agreement will operate as a waiver of that or any other rights. A waiver or consent given by Iomega on one occasion is effective only in that instance and will not be construed as a bar or waiver of any right on any other occasion.

17.        Agreement is Confidential. Employee further agrees that the terms and conditions of this Agreement are strictly confidential and shall not be discussed with, disclosed or revealed to any other persons, whether within or outside Iomega, except professional advisors with whom Employee may consult regarding this Agreement and Employee’s immediate family members, unless disclosure is compelled by subpoena or other legal process. Any breach by Employee of this provision shall immediately release Iomega from any obligations it may have to provide further payments or benefits under this Agreement, except as may be required by applicable law.

18.        Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject hereof, other than the employee’s written non-disclosure agreement with Iomega. Employee warrants that she: (a) has read and fully understands this Agreement; (b) has had the opportunity to consult with legal counsel of his own choosing and have the terms of this Agreement fully explained; (c) is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and (d) is executing this Agreement voluntarily, free of any duress or coercion.

19.        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

20.        Governing Law. This Agreement shall be governed by the laws of Switzerland and subject to the jurisdiction of the courts of the Canton of Geneva.

21.        Successors. This Agreement shall inure to the benefit of, and be enforceable by any successor to either party.

IOMEGA INTERNATIONAL, S.A.

By:	__/s/ Peter Wharton _____________

__Vice President, Marketing_______ _____

Name and Title

Dated:	__7-17-06	_________

Agreed and Understood:

By:	_/s/ Ulrike Tegtmeier_____________

Signature of Employee

Ulrike Tegtmeier

Dated:	__7-17-06___________